Exhibit 99.1

STRATA Skin Sciences Completes $2.1 Million Direct Offering With Participation from Insiders

HORSHAM, Penn., July 23, 2024 – STRATA Skin Sciences, Inc. (“STRATA” or the “Company”) (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing, and marketing innovative products for the treatment of dermatologic conditions, announces the closing of its previously announced registered direct offering priced at-the-market under Nasdaq rules for the issuance and sale of 665,136 shares of its common stock at an average purchase price of $3.16 per share for total gross proceeds of $2.10 million.  The common stock offered in the registered direct offering was offered and sold by the Company pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-258814) previously filed with the Securities and Exchange Commission (SEC) on August 13, 2021 and which was declared effective by the SEC on October 15, 2021 and subsequently amended on June 24, 2024.  Insiders and previously existing shareholders participated in the completed direct offering.

“The insider participation in this financing shows the conviction in STRATA’s strategic plan, ability to execute, and path to profitability.  Our team’s resolve in successfully turning around the business and returning to growth mode is strong, and the collected proceeds from this financing will extend our cash runway,” commented STRATA’s President and CEO Dr. Dolev Rafaeli.

About STRATA Skin Sciences
STRATA Skin Sciences is a medical technology company dedicated to developing, commercializing, and marketing innovative products for the in-office treatment of various dermatologic conditions, such as psoriasis, vitiligo, and acne. Its products include the XTRAC® excimer laser, VTRAC® lamp systems, and the TheraClear®X Acne Therapy System.

STRATA is proud to offer these exciting technologies in the U.S. through its unique Partnership Program. STRATA’s popular partnership approach includes a fee per treatment cost structure (versus an equipment purchase), installation and use of the device, on-site training for practice personnel, service and maintenance of the equipment, dedicated account and customer service associates, and co-op advertising support to help raise awareness and promote the program within the practice.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to launch and sell products recently acquired or to be developed in the future, the Company’s ability to develop social media marketing campaigns, direct to consumer marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions labor supply shortages, or supply chain interruptions resulting from fiscal, political factors, international conflicts, responses, or conditions affecting the Company, the medical device industry and our customers and patients in general, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contact:
CORE IR
516-222-2560
IR@strataskin.com